Exhibit 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM	MORRISON FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

August 7, 2018

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660

Re:    Clean Energy Fuels Corp. — 50,856,296 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Clean Energy Fuels Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company, pursuant to a registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), including the prospectus included as part thereof (the “Prospectus”), of 50,856,296 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for the potential resale, from time to time pursuant to Rule 415 under the Securities Act, of such Shares by the selling stockholder named in, and in the manner described in, the Registration Statement, including the Prospectus included as part thereof, any pre-effective amendments to the Registration Statement and any prospectus supplements to the Prospectus included as part of the Registration Statement.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for rendering the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares are legally issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware as in effect on the date hereof, including the statutory provisions contained therein and reported judicial decisions interpreting such statutory provisions.

August 7, 2018

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The opinion expressed in this letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement, and we consent to the inclusion of our name under “Validity of Securities” in the Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP